CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use and to the incorporation by reference in this Registration Statement on Form N-14, to be filed on or about November 29, 2012, of Lord Abbett Securities Trust (the “Registration Statement”) of our reports dated December 21, 2011 and September 26, 2012, relating to financial statements and financial highlights of Lord Abbett Growth Leaders Fund, a series of Lord Abbett Securities Trust and Lord Abbett Stock Appreciation Fund, respectively, for the years ended October 31, 2011 and July 31, 2012, respectively.

We also consent to the references to us under the headings “Representations and Warranties” (paragraph 4.2(h)) in the Form of Agreement and Plan of Reorganization included in Exhibit A of the Combined Prospectus/Proxy Statement and on the cover page of the Statement of Additional Information, dated January 23, 2013, both of which are part of the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
November 26, 2012